Exhibit 99.1

Empire Global Corp. to Acquire Key Gaming Licence in Italy

Acquisition includes strategically located Agency agreement in Napoli.

NEW YORK -- Empire Global Corp. (the company) (EMGL.OTCQB), a company focused on the acquisition and development of regulated online gaming operations, announced today that through Multigioco Srl, our wholly owned subsidiary, it has signed a letter of intent to acquire Rifa Srl. a AAMS "Monti" licenced gaming operator in Italy.

This acquisition continues to expand our gaming assets to tactical gaming points throughout Italy.

Subject to satisfactory due diligence and regulatory approval, the company will pay EUR 35,000 in cash plus an earn-out payment of EUR 20,000 within 12 months of the closing date to acquire Rifa Srl. The agreement includes a "Monti" licence governed under the Agenzia delle Dogane e dei Monopoli (formerly Amministrazione Autonoma Monopoli di Stato) ("AAMS") as well as Rifa's existing client base and gaming business.

The terms to acquire Rifa Srl. were reached contemporaneously with the completion of a key agency location agreement situated on Corso d'Italia, the highest density sports betting district in Napoli. The strategically located agency was secured from a competitor and has an existing operation which currently generates approximately EUR 30,000 per week resulting in an estimated annual EBITDA of EUR 150,000.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "The acquisition of Rifa Srl and its Monti Licence represents a significant tactical victory related to penetration in this high density sports betting district. We are continuing to aggressively pursue bolt-on opportunities like Rifa to further execute our business plan."

Forward Looking Statements
Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136